Exhibit 10.23

February 10, 2014

William J. Linehan

RE:	Red Lion Hotels Corporation Executive Vice President, Chief Marketing Officer
Offer Letter

Dear Bill:

On behalf of Red Lion Hotels Corporation (the “Company”), we are delighted to offer you the position of Executive Vice President, Chief Marketing Officer. In your new position, you will report to the President & CEO of the Company.

Your appointment as an executive officer of the Company is subject to formal appointment by the Company’s Board of Directors (the “Board”). After appointment, and so long as you are an executive officer of the Company, the details of your hire, your compensation and of any of your acquisitions and dispositions of stock of Red Lion would be subject to Securities Exchange Commission reporting rules.

The following outlines the employment package for your position.

START DATE: March 17, 2014.

POSITION: Executive Vice President, Chief Marketing Officer. Your responsibilities will be those outlined in your job description, as may be modified, and as may be assigned to you from time to time by the President & CEO.

COMPENSATION: Your position is classified as a salaried exempt position, which means it is exempt from state and federal overtime laws. You will be paid a bi-weekly base salary of $10,576.92 which is equivalent to $275,000.00 per year, subject to normal withholdings and payroll taxes. You will not be entitled to any additional compensation in the event you are appointed to serve as a director of the Company or as an officer or director of any of the Company’s direct or indirect subsidiaries or affiliates.

BONUS: In addition to your base salary, you are eligible to earn a bonus if you are actively employed throughout the applicable bonus period, and if you meet the other requirements outlined in the Variable Pay Plan (“VPP”), as may be amended from time to time. Bonus targets and goals for achievement of bonuses by executive officers are set by the Compensation Committee of the Board. Your annual bonus at target will be 40% of your base salary.

EQUITY GRANT: At the sole discretion of the Compensation Committee of the Company’s Board, you will receive an annual grant of equity under the Company’s 2006 Stock Incentive Plan (or such successor plan as may be then in effect). Such equity grants have in recent years been in an amount equal to 40% of the Company’s Executive Vice Presidents’ base salary and have been in the form of restricted stock units (“RSUs”). Equity awards are typically granted to senior executives of the Company in May.

INITIAL BONUS: You will receive a starting bonus of $10,000.00 in cash, to be paid on April 22, 2014, subject to normal withholdings and payroll taxes. In the event you voluntarily terminate your employment with the Company prior to the first anniversary of your hire date, you will be required to reimburse the Company $10,000.00 and you authorize the Company to deduct the entire amount from your final paycheck or from any other funds the Company then owes to you or is holding on your behalf.  Should the amount exceed your final paycheck, you agree to promptly reimburse the Company any remaining balance at that time. You will also receive a grant of RSUs valued at $30,000.00 based on the closing price of the Company’s stock on your date of hire that will vest in its entirety on the first anniversary of your hire date.

RELOCATION:

You shall not be required to relocate from your present residence as a condition of your employment. You will, however, be expected as part of your duties to spend up to two weeks per month at the corporate office in Spokane on average excluding holidays and to such places as may be directed from time to time by the Company. The Company will reimburse your reasonable travel expenses in accordance with its travel reimbursement policies as such policies may change from time to time.

BENEFITS: You will be eligible to participate in all standard employee benefit programs on the same terms and conditions as any Company Vice President, as they may be modified from time to time, including:

•	Medical and Dental insurance eligible the first of the month following your hire date

•	Employee Assistance Program (EAP)

•	Long Term Disability insurance coverage starting the first of the month following your hire date

•	Flexible Spending Account - Section 125 Medical Reimbursement and Dependent Care accounts eligible within 30 days of your hire date for the following 1st of the month effective date

•	AFLAC - Voluntary Cancer Protection, Short Term Disability, Personal Recovery and Accident / Injury Protection Plans available following date of hire and also during open enrollment periods

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Paid vacation. You will be eligible for 4 weeks paid vacation each year of your employment. Within your first year of employment, this allowed vacation time does not apply to the Company Vacation Policy. As such, in your first year of service, these approved but unearned vacation hours will not be entered into our payroll system until requested and taken. Should your employment with the Company end before you have earned vacation hours under our normal vacation policy, this approved but unearned vacation will not be paid out at separation nor will it be subject to any rollover consideration. Following your one year anniversary your vacation hours will be subject to the Company vacation policy, as detailed in the Company benefits handbook.

•	Paid sick leave

•	A special paid Year-End Break (four paid days off) to be taken each calendar year between the Monday before Christmas and January 31

•	Eight (8) paid holidays each year and one (1) personal day

•	Participation in the Company 401(k) Retirement Savings Plan with a discretionary match made after the end of each calendar year.

•	Direct Deposit

•	Option to purchase shares of Company stock at a 15% discount through payroll deduction under Red Lion’s Employee Stock Purchase Plan

•	Voluntary Term Life and AD&D Insurance coverage eligible the first of the month following your hire date

•	Continuing education reimbursement

•	Discounted hotel accommodations for you and your family in the Red Lion network

A benefit book will be provided to you upon the commencement of your employment, describing the Company’s benefits and eligibility requirements in detail. You will also receive a copy of the Company’s Associate Handbook with information regarding the Company’s policies and procedures.

SEVERANCE BENEFITS:

UPON TERMINATION WITHOUT CAUSE: If the Company terminates your employment without Cause (defined below), the Company will pay you a lump sum payment equal to one-half (1/2) your base annual salary for the then current fiscal year.

UPON CHANGE OF CONTROL AND CONSTRUCTIVE TERMINATION: If, during the term of your employment with the Company, there is a Change of Control (defined below) and there is a Constructive Termination (defined below) of your employment without Cause within twelve (12) months after such Change of Control, you will be entitled to a lump sum payment equal to one-half (1/2) of your base annual salary for the then current fiscal year. In addition, (i) the Company shall accelerate vesting on any portion of any equity grant previously made to you under the Company’s 2006 Stock Incentive Plan, or any successor plan, that would otherwise have vested after the date of the termination of your employment; and (ii) all Company imposed restrictions on any restricted stock issued to the you shall be terminated upon the termination of your employment and all restricted stock awarded to you but not yet issued shall be promptly issued.

As used herein, the term “Cause” means: (i) your willful and intentional failure or refusal to perform or observe any of your material duties, responsibilities or obligations, if such breach is not cured within 30 days after notice thereof to you by the Company, which notice shall state that such conduct shall, without cure, constitute Cause; (ii) any willful and intentional act by you involving fraud, theft, embezzlement or dishonesty affecting the Company; or (iii) your conviction of (or a plea of nolo contendere to) an offense which is a felony in the jurisdiction involved.

"Constructive Termination" shall be deemed to occur if you voluntarily elect to terminate your employment within thirty (30) days after any of the following events occurring without your consent: (i) there is a significant reduction in your overall scope of duties, authorities and responsibilities (it being understood that a new position within a larger combined company is not a constructive termination if it is in the same area of operations and involves similar scope of management responsibility notwithstanding that you may not retain as senior a position overall within the larger combined company as your prior position within the Company);; or (ii) there is a reduction of more than 20% of your base salary or target bonus (other than any such reduction consistent with a general reduction of pay across the Company’s or its successor’s executive staff as a group, as an economic or strategic measure due to poor financial performance by the Company).

As used herein, the term “Change of Control” means the occurrence of any one of the following events: any merger or consolidation involving the acquisition of 50% or more of the combined voting power of the outstanding securities of the Company by an investor group, adoption of a sale or liquidation plan of substantially all of the assets of the Company or other similar transaction or series of transactions involving the Company, or the acquisition of 50% or more of the combined voting power of the outstanding securities of the Company by an investor group.

PROOF OF ELIGIBILITY TO WORK IN U.S.: Our offer is contingent upon your submission of satisfactory proof of your identity and your legal authorization to work in the United States. If you fail to submit this proof, federal law prohibits us from hiring you.

LOYALTY, NONDISCLOSURE OF CONFIDENTIAL INFORMATION: By accepting this offer, you agree that you will act at all times in the best interest of the Company. You also agree that, except as required for performance of your work, you will not use, disclose or publish any Confidential Information of the Company either during or after your employment, or remove any such information from the Company’s premises. Confidential Information includes, but is not limited to, lists of actual and prospective customers and clients, financial and personnel-related information, projections, operating procedures, budgets, reports, business or marketing plans, compilations of data created by the Company or by third parties for the benefit of the Company.

NONCOMPETITION AND NONSOLICITATION: You agree that during your employment with the Company and for any period that is equivalent to a period for which you are being paid severance after termination, you will not, directly or indirectly, engage or participate or make any financial investments in (other than ownership of up to 5% of the aggregate of any class of securities of any corporation if such securities are listed on a national stock exchange or under section 12(g) of the Securities Exchange Act of 1934) or become employed by, or act as an agent or principal of, or render advisory or other management services to or for, any Competing Business. As used herein the term “Competing Business” means any business which includes hotel ownership, hotel management, hotel services or hotel franchising that competes directly or indirectly with the Company.

You also agree that during your employment at the Company and during any period that is equivalent to a period for which you are being paid severance after termination, you will not solicit, raid, entice or induce any person that then is or at any time during the twelve-month period prior to the end of your employment was an employee of the Company (other than a person whose employment with the Company has been terminated by the Company), to become employed by any person, firm or corporation.

COMPLAINT RESOLUTION: By accepting this offer with the Company, you also agree to continue to familiarize yourself with its policies, including its policies on equal opportunity and anti-harassment, and to promptly report to the appropriate the Company supervisors or officers any matters which require their attention.

KEY EMPLOYEE STATUS: You are regarded as a key employee under certain federal regulations governing family and medical leave. This status will require that you work closely with us in planning if you develop a need for family or medical leave.

NATURE OF EMPLOYMENT: As explained to you on the application for employment you submitted, the Company is an at-will employer. This means that your employment is not for a set amount of time; either you or the Company may terminate employment at any time, with or without cause.

DRUG SCREEN AND BACKGROUND CHECK: The Company has a vital interest in maintaining safe, healthful and efficient working conditions for its employees. With this in mind, employment at the Company is contingent on your satisfactory completion of a drug screen and background check.

ENTIRE AGREEMENT: This letter contains all of the terms of your employment with the Company, and supersedes any prior understandings or agreements, whether oral or in writing.

The Company reserves the right, subject to limitations and provisions of applicable law and regulations, to change, interpret, withdraw, or add to any of its policies, benefits, or terms and conditions of employment at its sole discretion, and without prior notice or consideration to any associate. The Company’s policies, benefits or terms and conditions of employment do not create a contract or make any promises of specific treatment.

Bill, we are pleased and proud to be adding your talents to a management team that is dedicated to making a difference in the communities we serve, creating fulfilling jobs and environments conducive to success, and providing the foundation for ongoing success of the Company.

Sincerely,

/s/ Gregory T. Mount
Gregory T. Mount
President & Chief Executive Officer
Red Lion Hotels Corporation

Accepted this 10th day of February, 2014

/s/ William J. Linehan
Employee Signature